As filed with the Securities and Exchange Commission on May 9, 2005

333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.

(Exact name of Registrant as specified in its charter)

Republic of France	98-0355777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

157-159 Anatole France,
92300 Levallois-Perret,
France

(Address, including zip code, of Registrant’s principal executive offices)

BUSINESS OBJECTS AMERICAS DEFERRED COMPENSATION PLAN

(Full titles of the Plans)

James R. Tolonen
Chief Financial Officer
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Susan J. Wolfe, Esq.
General Counsel		John T. Sheridan, Esq.
Business Objects S.A.		Wilson Sonsini Goodrich & Rosati
c/o Business Objects Americas		Professional Corporation
3030 Orchard Parkway		650 Page Mill Road
San Jose, California 95134		Palo Alto, CA 94304-1050
(408) 953-6000		(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered	Per Share	Offering Price	Fee (2)
Deferred Compensation Obligations (1)	$6,000,000	100%	$6,000,000	$706.20

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Business Objects Americas Deferred Compensation Plan.

(2)	Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

BUSINESS OBJECTS S.A.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005.

2.	The Registrant’s Current Report on Form 8-K/A filed on February 24, 2004 with the SEC relating to the Registrant’s acquisition of Crystal Decisions.

3.	Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2005.

4.	Registrant’s Current Report on Form 8-K filed with the SEC on January 31, 2005.

5.	Registrant’s Current Reports on Form 8-K filed with the SEC on February 7, 2005 and April 28, 2005; provided that the Registrant does not incorporate by reference any information therein that was expressly furnished and not filed.

6.	Registrant’s Current Report on Form 8-K filed with the SEC on March 14, 2005.

7.	Registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2005.

8.	Registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2005.

9.	Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2005.

10.	Registrant’s Current Report on Form 8-K/A filed with the SEC on April 27, 2005.

11.	The description of Registrant’s Ordinary Shares, nominal value €0.10 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-24720).

12.	The description of Registrant’s Ordinary Shares and American depositary shares contained in the Registration Statement on Form F-6 (file no. 333-109712) declared effective by the SEC on October 15, 2003.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

     The following description of the Deferred Compensation Obligations of the Registrant under the Business Objects Americas Deferred Compensation Plan (the “Plan”) is qualified in its entirety by reference to the Plan, which is included as an exhibit to this registration statement.

     Under the Plan, the Registrant provides eligible employees who participate in the Plan and members of its Board of Directors who are not employees the opportunity to defer a specified percentage of their compensation in the case of employees and retainer fees for participation on the Registrant’s Board and attendance in committee meetings for nonemployee directors, (collectively, “Compensation”). The amount of Compensation to be deferred by each participating employee or nonemployee board member (each, a “Participant”) is based on elections by each Participant in accordance with the terms of the Plan. In addition, the Registrant may make discretionary contributions to the accounts of one or more Participants; however, to date, this has not occurred.

     Under the Plan, the Registrant is obligated to deliver on a future date the deferred compensation credited to a Participant’s account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unsecured general obligations of the Registrant and rank in parity with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

     Each Obligation is payable upon a Participant’s separation from service with the Registrant (including terminations due to disability, death or retirement). The Obligations paid upon separation from service are distributed in the form of a single lump sum payment or in quarterly installment periods, depending upon the value of the Participant’s account (and in some cases upon the years of service with the Registrant) and, if applicable, the election made by such Participant. A Participant may specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her account attributable to Compensation deferred for such plan year, if the withdrawal date is more than three years out from the date the election for such withdrawal is received by the Registrant. All scheduled withdrawals are required to be 100% of the Compensation deferred for such plan year adjusted daily for calculated earnings on each investment fund, to be paid in January of each year, in the form of a lump payment, or if the Participant so elects, in annual installments (not to exceed four annual installments). If the Participant separates from service prior to the date on which a scheduled withdrawal would otherwise be made or commence, the election is null and void to the extent permitted by applicable law. The remaining portion of the Scheduled In-Service Withdrawal will be in a single lump-sum payment as soon as practicable.

     The Plan allows the Participant to make unscheduled withdrawals, which in all cases can be no greater than 90% of the amount requested by the Participant subject to approval by the Committee administrating the Plan. The remaining portion of the requested or approved amount, or a minimum of 10% of the unscheduled withdrawal, shall be permanently forfeited and the Registrant shall have no further obligation to the Participant.

     The Registrant has entered into a trust agreement (the “Trust Agreement”) with First American Trust Company (the “Trustee”) appointed as Trustee under an irrevocable trust (the “Trust”). The Registrant has made contributions to the Trust so that the contributions held by the Trustee may be invested, reinvested and distributed in accordance with the provisions of the Plan and the Trust Agreement. The amounts allocated to the Trust and the change in the Trust’s assets due to the reinvestment of these amounts shall be used to satisfy the Obligations of the Registrant under the Plan. The Trust is considered a “grantor trust” with the principal and income of the Trust, respectively, treated as assets and income of the Registrant for state and federal income tax purposes. By definition, a grantor trust is subject to the claims of the general creditors of the Registrant and as such the Trust assets would be subject to claims at any time. The Plan is considered unfunded and as such the Trust assets have historically been less than the Obligations of the Registrant. In the case that the Obligations are greater than Trust assets at settlement, the Registrant would pay any excess Obligations from general cash reserves.

     The Registrant can amend, modify or suspend the Plan in whole or in part at any time, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s account. The Registrant may terminate the Plan at any time. Upon termination of the Plan, the Obligations to each Participant shall continue to be governed by the terms of the Plan until paid.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     French law generally limits the possibility of a French company to indemnify (i) its directors as well as (ii) its chief executive officer (“Directeur général”) and (iii) its deputy chief executive officers (“Directeurs généraux délégués”), hereafter (ii) and (iii) collectively or individually named the “Officer(s)”, against their liabilities. However, if a director or an Officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company can in specified circumstances to the extent permitted by the laws and the regulations in effect reimburse those fees and costs under an indemnification arrangement with the director or Officer. Any indemnification arrangement between the Registrants’ board of directors and by the Registrant and any of its directors or Officers must be approved by the Registrant’ shareholders.

     The French commercial code does not prohibit a company from purchasing directors and Officers insurance for all or part of the members of its management subject to certain restrictions. Under French law, a French corporation is responsible to third parties for violations of French laws and regulations, applicable to sociétés anonymes, violation of the Registrant’s articles of association or mismanagement. If those decisions qualify as for instance, mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. In addition, under French law, the directors and Officers are liable individually or jointly, as the case may be, to the company or to third parties to the same extent. The Registrant has purchased insurance for all of its directors.

     In addition, Mr. Roux, in his capacity as a member of New SAC’s board of directors, had entered into an indemnification agreement with New SAC. Although Mr. Roux resigned from New SAC’s board on August 5, 2004, he continues to be indemnified under such agreement for acts taken as a director of New SAC prior to his resignation. Mr. Roux, who serves on the board of directors of the Registrant, has entered into an indemnification agreement with an affiliate of Silver Lake Partners.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Document
4.1	Business Objects Americas Deferred Compensation Plan, as amended.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 of Part II of this Form S-8 registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on May 9, 2005.

BUSINESS OBJECTS S.A.

By:	/s/ Bernard Liautaud

Bernard Liautaud,
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard Liautaud and James R. Tolonen and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on May 9, 2005, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Bernard Liautaud Bernard Liautaud	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2005

/s/ James R. Tolonen James R. Tolonen	Chief Financial Officer and Senior Group Vice President (Principal Financial and Accounting Officer)	May 9, 2005

/s/ Bernard Charlès	Director	May 9, 2005

Bernard Charlès

/s/ Arnold N. Silverman	Director	May 9, 2005

Arnold N. Silverman

/s/ Gerald Held	Director	May 9, 2005

Gerald Held

/s/ Jean-François Heitz	Director	May 9, 2005

Jean-François Heitz

/s/ Kurt Lauk	Director	May 9, 2005

Kurt Lauk

Director

Carl S. Pascarella

/s/ David Peterschmidt	Director	May 9, 2005

David Peterschmidt

/s/ David J. Roux	Director	May 9, 2005

David J. Roux

Index to Exhibits

Exhibit
Number	Description of Document

4.1	Business Objects Americas Deferred Compensation Plan, as amended.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).